EXHIBIT 99.1

Vince Holding Corp. Provides Unaudited Preliminary Sales Results for Fourth Quarter Fiscal 2017

NEW YORK, New York – February 26, 2018 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today announced unaudited preliminary sales results for the fourth quarter ended February 3, 2018.  For the quarter, net sales increased approximately 14.0% to $73.0 million, excluding an estimated $1.5 million from the 14th week, compared to $63.9 million in the fourth quarter of fiscal 2016. Direct-to-consumer segment sales increased approximately 17.5% to $34.5 million as compared to the same period last year, excluding sales from the 14th week. Comparable sales increased approximately 16.1% on a 13-week basis, including e-commerce sales.  Wholesale segment sales increased approximately 11.5% to $38.5 million as compared to the prior year fourth quarter.  The 14th week had an immaterial impact on the wholesale segment.

Brendan Hoffman, Chief Executive Officer, commented, “We are pleased to have delivered strong sales growth in the fourth quarter as our new product continued to resonate well with customers.  We saw strong comparable sales performance in our direct-to-consumer business with double digit growth in both full price retail stores and our e-commerce business as well as higher full-price sell through.  We believe we are making good progress in transitioning customers from the department store partners we exited to our own retail stores. In fact, the largest comparable sales increase was generated in stores located near locations that we exited. We also expect improvement in operating income versus last year, excluding potential asset impairment charges.  We are highly encouraged by both our partner and customer response to product and will remain focused on driving forward with our strategic initiatives.  We look forward to providing detailed fourth quarter results and our plans for fiscal 2018 on our fourth quarter conference call.”

Earnings Conference Call

The Company plans to release fiscal fourth quarter and full year 2017 financial results on or about Thursday, April 19, 2018 and host a conference call on that day at 8:30 a.m. ET to discuss results. The Company will announce the details of the conference call separately.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of October 28, 2017, Vince products were sold in prestige distribution worldwide, including approximately 2,400 distribution locations across more than 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 41 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations (including amortization payments under the term loan as well as payments under the tax receivable agreement) and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes, and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to regain compliance with the continued listing standards of the New York Stock Exchange; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com